Exhibit 5.1

505 Montgomery Street, Suite 2000 San Francisco, California 94111-2562 Tel: (415) 391-0600 Fax: (415) 395-8095 www.lw.com

FIRM / AFFILIATE OFFICES
	Brussels	New York
	Chicago	Northern Virginia
	Frankfurt	Orange County
	Hamburg	Paris
November 13, 2006	Hong Kong	San Diego
	London	San Francisco
	Los Angeles	Shanghai
	Milan	Silicon Valley
	Moscow	Singapore
	Munich	Tokyo
	New Jersey	Washington, D.C.

BRE Properties, Inc.

525 Market Street, 4th Floor,

San Francisco, CA 94105-2712

Re:	$460,000,000 Aggregate Principal Amount
4.125% Convertible Senior Notes due 2026

Ladies and Gentlemen:

We have acted as special counsel to BRE Properties, Inc., a Maryland corporation (the “Company”), in connection with the issuance of $460,000,000 aggregate principal amount of 4.125% Convertible Senior Notes due 2026 (the “Notes”) and the shares of common stock, par value $0.01 per share, of the Company (the “Common Stock”) that may be issuable upon conversion of the Notes under the Indenture dated as of June 23, 1997, as amended and supplemented by the First Supplemental Indenture dated as of April 23, 1998, the Second Supplemental Indenture dated as of August 15, 2006 and the Third Supplemental Indenture dated as of November 3, 2006 (collectively, the “Indenture”), between the Company and The Bank of New York Trust Company, National Association (successor to J.P. Morgan Trust Company, National Association), as trustee, and pursuant to a registration statement on Form S-3 under the Securities Act of 1933, as amended (the “Act”), filed with the Securities and Exchange Commission (the “Commission”) on the date hereof (the “Registration Statement”). This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement or the prospectus forming a part thereof (the “Prospectus”), other than as to the enforceability of the Notes.

As such counsel, we have examined such matters of fact and questions of law as we have considered appropriate for purposes of this letter. As to facts material to the opinions and confirmations expressed herein, we have, with your consent, relied upon oral or written statements and representations of officers and other representatives of the Company and others. We have not independently verified such factual matters.

We are opining herein as to the effect on the subject transaction only of the internal laws of the State of New York, and we express no opinion with respect to the applicability thereto, or the effect thereon, of the laws of any other jurisdiction or as to any matters of municipal law or the laws of any local agencies within any state. Various matters concerning Maryland law are addressed in the opinion of Ballard Spahr Andrews & Ingersoll, LLP, which has been separately provided to you. We express no opinion with respect to those matters.

Subject to the foregoing and the other matters set forth herein, as of the date hereof, the Notes constitute legally valid and binding obligations of the Company, enforceable against the Company in accordance with their terms.

Our opinions are subject to: (i) the effect of bankruptcy, insolvency, reorganization, fraudulent transfer, moratorium or other similar laws relating to or affecting the rights and remedies of creditors; (ii) the effect of general principles of equity, whether enforcement is considered in a proceeding in equity

November 13, 2006

or at law (including the possible unavailability of specific performance or injunctive relief), concepts of materiality, reasonableness, good faith and fair dealing, and the discretion of the court before which a proceeding is brought; (iii) the unenforceability under certain circumstances under law or court decisions of provisions providing for the indemnification of or contribution to a party with respect to a liability where such indemnification or contribution is contrary to public policy; and (iv) we express no opinion concerning the enforceability of (a) any provision for liquidated damages, default interest, late charges, monetary penalties, make-whole premiums or other economic remedies to the extent such provisions are deemed to constitute a penalty, (b) consents to, or restrictions upon, governing law, jurisdiction, venue, arbitration, remedies, or judicial relief, (c) the waiver of rights or defenses contained in Section 514 of the Indenture, (d) any provision requiring the payment of attorney’s fees, where such payment is contrary to law or public policy and call to your attention the provisions of Sections 1717 and 1717.5 of the California Civil Code, which limit and create obligations for the payment of attorney’s fees, (e) any provision permitting, upon acceleration of the Notes, collection of that portion of the stated principal amount thereof which might be determined to constitute unearned interest thereon, (f) advance waivers of claims, defenses, rights granted by law, or notice, opportunity for hearing, evidentiary requirements, statutes of limitation, trial by jury or at law, or other procedural rights, (g) waivers of broadly or vaguely stated rights, (h) provisions for exclusivity, election or cumulation of rights or remedies, (i) provisions authorizing or validating conclusive or discretionary determinations, and (j) grants of setoff rights.

With your consent, we have assumed (a) that the Indenture and the global note evidencing the Notes (collectively, the “Documents”) have been duly authorized, executed and delivered by the parties thereto, (b) that the Documents constitute legally valid and binding obligations of the parties thereto other than the Company, enforceable against each of them in accordance with their respective terms and (c) that the status of the Documents as legally valid and binding obligations of the parties is not affected by any (i) breaches of, or defaults under, agreements or instruments, (ii) violations of statutes, rules, regulations or court or governmental orders, or (iii) failures to obtain required consents, approvals or authorizations from, or make required registrations, declarations or filings with, governmental authorities.

With your consent, we have also assumed that the Company is validly existing and in good standing under the laws of the State of Maryland, and has the power and authority to execute, deliver and perform its obligations under the Documents to which it is a party.

This letter is furnished only to you and is solely for your benefit in connection with the Registration Statement and may be relied upon by you and by persons entitled to rely upon it pursuant to the applicable provisions of federal securities laws. We consent to your filing this opinion as an exhibit to the Registration Statement and to the reference to our firm contained in the Prospectus under the heading “Validity of the Securities.” In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Latham & Watkins LLP